Exhibit 8.1

HOGAN & HARTSON

L.L.P.

COLUMBIA SQUARE

555 THIRTEENTH STREET, NW

WASHINGTON, D.C. 20004

FAX (202) 637 5600

TEL (202) 637 5910

WWW.HHLAW.COM

February 18, 2005

Board of Directors

Harmony Gold Mining Company Limited

Suite No. 1

Private Bag x1

Melrose Arch, 2076

South Africa

Gentlemen/Ladies:

This opinion is being delivered to you in connection with the offer by Harmony Gold Mining Company Limited (“Harmony”), a South African company, to acquire the outstanding securities of Gold Fields Limited (“Gold Fields”) in exchange for Harmony ordinary shares and Harmony ADSs (the “Offer”).

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Registration Statement on Form F-4 with respect to the Offer filed with the Securities and Exchange Commission (the “Registration Statement”) (including the Prospectus of Harmony contained therein); (2) factual representations and certifications made to us by Harmony; and (3) such other instruments and documents related to the formation, organization and operation of Harmony and Gold Fields or to the consummation of the transactions contemplated herein as we have deemed necessary or appropriate.1/

The Proposed Transactions

Based solely upon our review of the documents set forth above, and upon such information as Harmony has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and

1/	All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Harmony Gold Mining Company Limited.

February 18, 2005

information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

Harmony is a South African company that, together with its subsidiaries, conducts underground and surface gold mining and related activities, including exploration, processing, smelting and refining. Gold Fields is a South African company that is a significant producer of gold and major holder of gold reserves in South Africa, Ghana and Australia. Gold Fields is primarily involved in underground and surface gold mining and related activities, including exploration, extraction, processing and smelting, and also has strategic interests in platinum group metals exploration.

On October 22, 2004, Harmony made offers in the United States and South Africa to acquire up to 34.9% of the outstanding Gold Fields securities (including Gold Fields ordinary shares, all Gold Fields ordinary shares represented by Gold Fields ADSs and all Gold Fields ordinary shares that are or may become issuable prior to the expiration of the offers due to the exercise of outstanding Gold Fields stock options) with the intent of making subsequent offers in the United States and South Africa for the remaining Gold Fields securities (the “Initial Offer”). The Initial Offer expired on November 26, 2004. Harmony now holds 11.5% of Gold Fields as a result of the Initial Offer. Harmony is making the current offer in the United States and South Africa in order to acquire all of the remaining share capital of Gold Fields not already held by Harmony (the “Second-Step Offer”). Harmony also holds an irrevocable commitment from the largest shareholder of Gold Fields to transfer to Harmony an additional 20.03 percent of outstanding Gold Fields ordinary share (in exchange for Harmony voting stock) (the “Shareholder Commitment”). If Harmony acquires 90 percent of the outstanding Gold Fields ordinary shares as a result of the Initial Offer, the Shareholder Commitment and the Second-Step Offer, Harmony will be entitled to merge Gold Fields with and into Harmony (together, the Initial Offer, the Shareholder Commitment, the Second-Step Offer and any subsequent merger of Gold Fields into Harmony will hereinafter be referred to as, the “Exchange”).

By virtue of the Exchange, each holder of Gold Fields securities will receive 1.275 of newly issued Harmony ordinary shares in exchange for each outstanding Gold Fields ordinary share validly tendered and not withdrawn and 1.275 of newly issued Harmony ADSs in exchange for each outstanding Gold Fields ADS validly tendered and not withdrawn. No fractional Harmony ordinary shares

Harmony Gold Mining Company Limited.

February 18, 2005

will be issued in connection with the offer. In calculating the number of Harmony ordinary shares of Harmony ADSs to be received by holders of Gold Fields ordinary shares of Gold Fields ADSs, the number of Harmony ordinary shares or Harmony ADSs will be rounded up to the nearest whole number in the event that a fractional share comprises .5 or more of a Harmony share, and otherwise will be rounded down to the nearest whole Harmony share.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Exchange) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Exchange will be consummated in accordance with applicable law.

3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification.

4. The Exchange will be consummated as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); Harmony and Gold Fields will comply with all reporting obligations with respect to the Exchange required under the Code and the Treasury Regulations thereunder; and all documents and instruments referred to in the Registration Statement are valid and binding in accordance with their terms.

Harmony Gold Mining Company Limited.

February 18, 2005

Opinion - Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, the discussion of United States federal tax matters in the Registration Statement under the caption “Material South African Tax and US Federal Income Tax Consequences,” to the extent that it purports to describe provisions of United States federal income tax law or legal conclusions with respect thereto, constitutes our opinion.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the expiration of the Offer.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Exchange or any other transaction (including any transaction undertaken in connection with the Exchange). We express no opinion regarding, among other things, the tax consequences of the Exchange (including the opinion set forth above) as applied to specific stockholders of Harmony and Gold Fields that may be relevant to particular classes of the Harmony and Gold Fields shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders

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February 18, 2005

of shares acquired upon exercise of stock options or in other compensatory transactions.

3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned “The Proposed Transactions” and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned “The Proposed Transactions” and the Registration Statement or to any transaction whatsoever, including the Exchange, if all the transactions described in the section captioned “The Proposed Transactions” and the Registration Statement are not consummated in accordance with the terms of the section captioned “The Proposed Transactions” and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

4. This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Summary of Federal Income Tax Consequences and Legal Matters sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.